CONSULTING AGREEMENT


     CONSULTING AGREEMENT (the "Agreement"), entered into May 14, 1996, by and between CHAPARRAL RESOURCES, INC., (the "Company"), and M-D INTERNATIONAL PETROLEUM, INC., (the "Consultant"). The Company hereby engages the Consultant and the Consultant hereby accepts that engagement on the terms and conditions hereinafter set forth.

     1. Term. Subject to the provisions for termination hereinafter provided, the term of this Agreement shall commence on May 1, 1996, and shall terminate on August 31, 1996.

     2. Nature of Consulting.

     a. The Company hereby engages the Consultant to perform the services as requested by the Company in connection with identifying and introducing to the Company potential investors for investment in the Karakuduk Project by acquisition, farmin, sale of Chaparral, CAP(G) or KKM shares, or by cash investments, or by other means or participation acceptable to the Company with respect to the Company's beneficial interest in the Karakuduk Project (through KKM).

     b. The Consultant shall, at all times, faithfully, with due diligence and to the best of Consultant's ability, experience and talent, perform all the duties hereunder.

     c. The Consultant shall have no authority to, and shall not represent that it has any authority to, bind or commit the Company to any contractual or other agreement or arrangement. Should Company request Consultant's assist- ance, under this Agreement, in connection with the negotiations with any potential investors in the Karakuduk
          Project, such negotiations shall at all times take place in the presence of an officer of the Company unless otherwise agreed to by the Company.

     d.   At  all  times  during  the  term  hereof,   Consultant  shall  be  an
          independent contractor. As such, Consultant will be responsible for all of its expenses, supplies and equipment.



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     3. Location.  Consultant's  services shall be rendered at such locations as determined by Consultant.

     4. Compensation and Expenses.

          Section 4.1 - Base Fee. The Company shall pay to the Consultant a basic aggregate consulting fee ("Base Fee") during the term of this Agreement of $50,000.00 per month.

          Section 4.2 - Payment. Consultant's Base Fee will be paid in U.S. dollars and will be deposited into the bank Consultant designates on or before the first day of the month for which the Base Fee is paid.

          Section 4.3 - Expenses. The Base Fee is inclusive of all expenses of any nature incurred by Consultant in the performance of its duties hereunder, except as provided in Section 4.4, below. The Consultant shall not be reimbursed for any travel, business, entertainment, living, business equipment or supplies, or other expenses of any nature unless those other expenses are pre-approved by the Company by resolution of its Board of Directors.

          Section 4.4 - Additional Fee for Certain Individual. In the event that Consultant engages or hires Sergei Toumanov to assist Consultant in performing its duties hereunder, then Company shall increase the Base Fee by $10,000 per month for each month during the term hereof that Consultant employs or retains that individual. Company shall be entitled to a credit against that increase in the Base Fee equal to all fees and payments derived by that individual from services performed for third parties during the period he is retained by Consultant. Consultant shall provide the Company with a report by the end of each month specifying all fees and payments received by that individual from third parties, and such amount shall be deducted from the Base Fee for the next month.

          Section 4.5 - Accounting. Although the Company places no restrictions on Consultant in the manner in which Consultant expends its Base Fee hereunder, Consultant agrees to provide Company with a general accounting report on a semi-monthly basis specifying the general nature and purposes of those expenditures by Consultant.

     5.  Termination of Agreement.

          Section 5.1 - Termination by Consultant. The Consultant may terminate this Agreement if Company is in material default of any of its obligations hereunder. To terminate for such cause, Consultant shall provide Company with 10

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days prior written notice specifying the default relied upon, and if the Company has not remedied or cured that default within that 10 day period, then this Agreement shall be deemed terminated at the expiration of that 10 day period. In such event, the Consultant shall continue to render the services required under this Agreement and shall be paid on the regular payment dates the compensation set forth herein up to the effective date of the termination.

          Section 5.2 - Termination by Company for Cause. In the event of Consultant's material failure or refusal to observe or perform any of the provisions of this Agreement or duties required of Consultant under this Agreement, Consultant's (including any of the shareholders, employees or consultants of Consultant) fraud, misappropriation, embezzlement, or conviction for any crime punishable as a felony, the Company may terminate this Agreement upon written notice of such termination to the Consultant and upon payment by the Company to the Consultant for all compensation accrued under this Agreement to the date of termination. In the event of a termination for cause in accordance with this Section 5.2, the Company shall have no further obligation to the Consultant. However, termination for cause shall not terminate or extinguish the Consultant's obligation or liability to pay to the Company or any of its affiliates any amount owed to them by the Consultant, including, but not limited to, any amounts misappropriated or obtained by the Consultant by reason of any of the occurrences referred in this subsection, without prejudice to any other rights or remedies of the Company or its affiliates of law or in equity.

     6.  Disclosure of Information.

          Section 6.1 Consultant Shall Not Disclose Information. The Consultant recognizes and acknowledges that the proprietary or confidential information of the Company, including, but not limited to financial information and information pertaining to the Company's productions, operations, business plans, practices and potential acquisitions, and without limitation, information related to the Company's ownership in, forecasts of and plans for the Karakuduk Project, used by the Company in its business ("Confidential Information") are valuable and unique assets of the Company. The Consultant will not, during the term hereof, or for ten (10) years after the expiration or termination of this Agreement, disclose Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever without the prior written consent or authorization of the Board of Directors of the Company. Upon termination of the Consultant's services hereunder, the Consultant shall neither take nor retain any papers, customer lists, manuals, files, records, plans or other documents or copies thereof belonging to the Company or any of its affiliates.



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     7.  General Matters.

          Section 7.1 - Observance of Laws. Consultant shall strictly observe all applicable laws, rules and regulations pertaining to the conduct of Consultant's business or the provision of services hereunder.

          Section 7.2 - Conduct of Consultant. Consultant shall at all times conduct itself in the best interest of the Company and shall not by any act or omission bring the name of the Company into disrepute nor shall Consultant engage in any unlawful, unethical, insubordinate or unacceptable behavior.

          Section 7.3 - Waiver of Claims. Consultant waives any claim that it might have against the Company for any illness or injury including death that occurs to any employees or agents of Consultant anytime and arises out of the performance of the Agreement, except to the extent arising from the negligent acts or omissions of Company. Consultant will indemnity and hold harmless the Company from any and all damage and claims for damages which the Company may sustain by reason of injury or death to persons or damage to property, caused by the negligent act of omission of Consultant, (or of any of its employees or agents) in the performance of the Services.

          Section 7.4 - Reasonable Care. Consultant shall exercise reasonable care and diligence to prevent any actions or conditions which could result in conflict with Company's best interest. Consultant shall not knowingly take any action during the performance of the services that would subject either party to liability or penalty under any and all laws, regulations or decrees of any governmental authority.

          Section 7.5 - Governing Law. This Agreement shall be governed by the laws of Colorado.

          Section 7.6 - No Waiver. No provision of this Agreement may be waived except by an Agreement in writing signed by the waiving party. A waiver of any term or provision shall not be construed as a waiver of any other term or provision.

          Section 7.7 - Amendment. This Agreement may be amended, altered or revoked at any time, in whole or in part, by filing with this Agreement a written instrument setting forth such changes, signed by all of the parties.

          Section 7.8 - Binding Effect. This Agreement shall be binding upon the Consultant, the Company, and their successors and assigns.


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          Section 7.9 - Construction.  Through this Agreement the singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine wherever the context so requires.

          Section 7.10 - Text to Control. The headings of Sections are included solely for convenience of reference. If any conflict between any heading and the text of this Agreement exists, the text shall control.

          Section 7.11 - Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions which shall be fully severable, and the Agreement shall be construed and enforced as if such invalid provision had never been included.

          Section 7.12 - Entire Agreement of the Parties. The parties agree that this document contains the entire agreement and understanding between them in relation to the subject matter hereof, and no representations, warranties, covenants, understandings, or agreements in relation thereto exist between the parties except as expressly set forth herein.

          Section 7.13 - Notices. Every notice or other communication to be given by either party to the other party with respect to this Agreement, shall be in writing and shall not be effective for any purpose unless the same shall be served by facsimile or by international air courier service, addressed, if to the Company at 621 Seventeenth Street, Suite 1301, Denver, Colorado 80293, (fax number (303) 292-6496) Attention: President and if to the Consultant at 3400 Bissonnet, Suite 135, Houston or such other address or addresses as the Company or the Consultant may from time to time designate by notice given as above provided. Every notice or other communication hereunder shall be deemed to have been given as of the date of the facsimile transmission (if confirmed by return response) (or as of any earlier date evidenced by a receipt from such international air courier service) or immediately if personally delivered. Notices not set in accordance with the foregoing shall be of no force and effect until received by the foregoing parties as such addresses required herein.

          Section 7.14 - Duplicate Originals. This Agreement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.


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     The  parties  have  executed  this  Agreement  as of the date  first  above written, and effective as of May 1, 1996.


                                       COMPANY:
                                       CHAPARRAL RESOURCES, INC.


                                       By: /s/ Paul V. Hoovler
                                          ---------------------------
                                          Paul V. Hoovler, President


                                        CONSULTANT:
                                        M-D INTERNATIONAL PETROLEUM, INC.


                                        By: /s/ Peter G. Dilling
                                           --------------------------
                                            Peter G. Dilling, President


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